Exhibit 99.2

                         INDEPENDENT ACCOUNTANTS' REPORT

The Board of Directors
Consumer Portfolio Services, Inc.


We have examined management's assertion about Consumer Portfolio Services, Inc.'s (the Company) compliance with the minimum servicing standards identified in the relevant sections of the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) as of and for the year ended December 31, 2000, included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the relevant minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company has complied in all material respects with the aforementioned minimum servicing standards, as they relate to the servicing of automobile installment contracts, as of and for the year ended December 31, 2000 is fairly stated, in all material respects.

This report is intended solely for the information and use of management, the Board of Directors, and investors for which the Company services automobile installment contracts and is not intended to be and should not be used by anyone other than these specified parties.

/S/ KPMG LLP
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KPMG LLP


March 29, 2001

                                                                    Exhibit 99.2

                             MANAGEMENT'S ASSERTION

As of and for the year ended December 31, 2000, Consumer Portfolio Services, Inc. has complied in all material respects with the relevant minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS, as they relate to the servicing of automobile installment contracts. As of and for this same period, Consumer Portfolio Services, Inc. had in effect a fidelity bond in the amount of $2,000,000.



/S/  Charles E. Bradley, Jr                                         3/30/2001
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Charles E. Bradley, Jr.                                              Date
President
Chief Executive Officer


/S/  James L. Stock                                                 3/30/2001
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James L. Stock                                                       Date
Senior Vice President
Chief Financial Officer & Controller

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